Final Transcript
Oct 29, 2009 / 09:00PM GMT, PWAV - Q3 2009 Powerwave Technologies Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q3 2009 Powerwave Technologies Earnings Conference Call Event Date/Time: Oct 29, 2009 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President & CEO

CONFERENCE CALL PARTICIPANTS

 Steven O'Brien
 JPMorgan Chase & Co. - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Larry Harris
 CL King & Associates - Analyst

 Nathan Johnson
 Pacific Crest - Analyst

 Raoul Calmuecker
 Jefferies & Company - Analyst

 Blaine Carroll
 FTN Midwest Securities Corp. - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the third quarter 2009 Powerwave Technologies earnings conference call.

I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Tom Spaeth, Treasurer. Please proceed.

 Tom Spaeth - Powerwave Technologies - Treasurer

 Thank you.

Good afternoon and welcome to Powerwave Technologies third quarter 2009 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer; and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including, but not limited to: anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth in market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the timing of the opening of our new Thailand manufacturing facility, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, to realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macroeconomic environment, and worldwide credit tightening, reduced demand due to industry consolidation among other major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10K for the fiscal year-ended December 28, 2008, our Form 10Q for the quarter ended June 28, 2009, and other filings, which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition, on this call we'll discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at www.powerwave.com and on business wire. The press release has also detailed information concerning several of the significant items impacting our results and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you, Tom, and good afternoon, everyone.

With all the risk factors in mind, I'd like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the third quarter of 2009 were $139 million, we reported GAAP net income of $300,000 which equates to breakeven earnings per share. This includes $0.8 million of non-cash intangible asset amortization related to our prior acquisitions and $700,000 of restructuring and impairment charges. These charges and amortization totaled approximately $1.5 million for the third quarter. On a pro forma basis, excluding the restructuring and impairment charges and the intangible asset amortization charges, we generated pro forma net income of $2.1 million which equates to pro forma diluted earnings per share of $0.02.

I want to note that included in both our GAAP and pro forma results is the impact of approximately $1.2 million of pre-tax stock-based compensation expense, almost all of which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior year period.

On a geographic basis, our total Americas revenue for third quarter of 2009 was approximately $48.4 million or 35% of revenue. Our total Asian sales were approximately $53.5 million or 38% of revenue; and our total European and other international revenues were $37.1 million or approximately 27% of revenue.

In the third quarter, our antenna systems product group sales totaled approximately $37.4 million or 27% of total revenue. Base station subsystem sales totaled $79.7 million or 57% of revenue and Coverage Solution sales totaled $21.9 million or 16% of revenue. Our total 3G related sales were approximately $44.4 million or 32% of our total revenue. Our 2 and 2.5G related sales were approximately $81 million or 58% of revenue and our 4G sales which includes LTE and WiMAX were approximately $13.6 million or 10% of revenue.

In terms of our customer profile in the third quarter, total OEM sales account for approximately 58% of our total revenue and direct and operator sales account for approximately 42%. Moving on to gross margins, on a GAAP basis, our total consolidated gross profit margin was 26% in the third quarter.  In our press release on page three there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring and impairment charges and non-cash intangible asset amortization all totaling $1 million for the quarter, our total gross profit margin was 26.7%. As we stated last quarter, we believe that our continued strong gross margins are a result of our extensive restructuring efforts over the last two years. As we have worked to consolidate and streamline our manufacturing footprint, as well as drive for additional operating efficiencies over this period, we are seeing the benefits in our gross margin.

Next, I'll review our operating expenses for the third quarter. Our sales and marketing expenses were $8.1 million. Research and development expenses were $14.5 million, and G&A expenses were $11.2 million. On a pro forma basis, which excludes restructuring charges and intangible amortization for the third quarter, our total operating expenses equaled approximately $33.8 million.

As we have previously stated, we had established a quarterly pro forma operating expense target of $35 million for the second half of this year. We were able to achieve this target on schedule and we remain committed to our cost reduction plans. In terms of other income and expense, we recorded a total of approximately $800,000 of other expense in the third quarter of 2009. The main component of this is our interest expense for the quarter partially offset by a net foreign currency gain for the quarter.

Our third quarter tax rate was impacted mainly by income generated in China that was not offset elsewhere. This resulted in a net tax provision for the quarter of approximately $800,000. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 15% to 20% for 2009. I want to stress that this estimate will fluctuate based upon our actual results.

Next I will review our balance sheet. Total cash at September 27, 2009, was approximately $47.5 million of which $2.6 million is restricted cash. This represents an increase in cash from the second quarter of 2009 of $5 million. Cash flow from operations was approximately $4.7 million for the quarter. Our total capital spending was approximately $1 million in the quarter.

Our net inventory was $69.8 million, which is a reduction of $1 million from the second quarter of 2009. For the third quarter of 2009 our net inventory represents inventory turns of approximately 5.8 times. Our total net accounts receivable decreased to $142.3 million, while our AR days sales outstanding decreased by almost 17 days decreasing to 93 days. As you would expect in the current macroeconomic environment, there continues to be pressure by some of our customers to stretch out their payment cycles. We continue to carefully monitor our customers from a credit perspective.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are better served by focusing on long term trends as opposed to the short term volatility that is inherent in the markets we compete in. In terms of 2009, given the continuing uncertainty within the global macroeconomic environment, we are continuing our policy of not providing annual guidance. While we do see some encouraging signs of growth in various markets for the fourth quarter, there continues to be slower capital spending in several regions and continuing risks that macroeconomic issues will impact future demand.

With that I'd like to turn the call now over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President & CEO

 Thank you, Kevin. And good afternoon, everyone.

I'd like to share with you some of my thoughts regarding our third quarter results, and then I will review our current outlook for the wireless infrastructure industry. First, I would like to thank all of our employees for their continued support and efforts allowing us to achieve the solid results during this difficult economic period. I am very pleased and proud of their efforts and these results. We do believe that conditions have stabilized, and we did see a slight improvement in our revenues versus the second quarter of this year.

The fundamental long term outlook for the wireless industry will be strong and provides many new opportunities as we continue to see subscriber growth rates increasing globally, as well as increased data rate usage in wireless networks. We do believe that this will eventually facilitate capital spending and generate increased demand back into the global wireless infrastructure market.

I would now like to review some of our operational metrics. We once again significantly improved upon our operating results during the third quarter. In particular, we maintained and improved our gross margins with gross margins coming in at 26.7% compared to 23.2% in the first quarter of 2009. This is an improvement of over 350 basis points. Clearly our manufacturing consolidations, operating efficiencies, improvements and cost reduction efforts over the last two years are paying off and we have the Company well positioned to benefit when the global telecom infrastructure market recovers.

At the same time we have achieved our quarterly operating expense target of $35 million on schedule as our third quarter operating expenses came in at $33.8 million. The combination of operating expense reductions and strong gross margins along with prudent operating and financial management, enabled us to generate positive operating cash flow of almost $5 million for the third quarter. As we previously discussed, we have been executing on our restructuring plans over the last two years with a focus on consolidating and simplifying our manufacturing operations and engineering sites to better utilize resources, decrease our overhead costs and create a lower operating cost structure.

As we mentioned last quarter, we have been moving forward with opening a new manufacturing location in Thailand. This site will allow us to further consolidate our operations as well as reduce our dependency on multiple contract manufacturers and will create a world class efficient and effective low cost manufacturing location, which will help streamline our logistics and our product cost. We have the grand opening for this new location scheduled for next week, which is ahead of schedule and will allow for a quick startup of the operations.

For the third quarter of 2009, I want to highlight that we reported both GAAP and pro forma operating income on significantly low revenues and I believe this demonstrates the leverage and the upside in our operating model. It has been several years since we have reported GAAP operating income, and we do believe this strongly shows the profit potential of the Company going forward. In addition, we continue to be focused more than ever on expanding our customer base and utilizing our RF capabilities in new vertical markets while we continue to drive to gain market share in our existing core business.

In last quarter’s conference call, we mentioned our success in our Coverage Solution market segment, noting that we had won the largest project ever awarded in North America to provide full network coverage and installation for a major metropolitan subway system, including both commercial and public safety frequency bands with all major network operators. For the third quarter, you can see the initial results of this project in our financials as we saw strong improvements in our Coverage Solution business.

While this is a multi-year project in excess of $60 million, we do note that it will fluctuate in revenue recognition during the life of this project. I would also like to report that this project is meeting its scheduled dates and the subway system operator has recently announced that the first 20 stations are up and running with full network coverage. We are extremely proud to have won this project and we think it is a testimony to our technological expertise as well as operating and service capabilities.

In addition to focusing on driving new revenue opportunities, we remain extremely focused on reducing our overall cost structure in manufacturing by improving our productivity, efficiencies, yields, cycle times and better capital equipment utilization while maintaining our industry leading quality performance. Our commodity teams are continuing to rationalize the number of suppliers, simplifying our supplier processes, while shortening our lead times, cycle times and reducing our inventory levels. We believe that all these efforts combined with our previous actions will further leverage our operating results and will help us improve our ability to generate increased cash from our operations.

Clearly, we believe that Powerwave has one of the strongest product portfolios in the industry, the best personnel, engineering resources, and the most advanced leading edge technology solutions for the next generations of products. We remain firmly committed and determined to improve Powerwave's profitability and performance for the remainder of 2009. I would now like to turn the call over to the operator and address any questions you may have.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions) We have a question from the line of Steven O'Brien of JPMorgan. Please proceed.

 Steven O'Brien - JPMorgan Chase & Co. - Analyst

 Hi. Good afternoon. And thanks for taking my question.

I noticed from the wording of the results today that the revenue breakdown changed from calling it WiMAX to a more generic--calling it 4G contribution and I was wondering if there's any significance there and if there were--if there was any, LTE contribution this quarter or in general, when do you anticipate the first waves of LTE spending happening?

 Kevin Michaels - Powerwave Technologies - CFO

 I'll start with that.

We started classifying it that way since we do view WiMAX as a 4G technology along with LTE. Most of that revenue there is WiMAX. There is some very small--the amount of LTE is extremely small and really not that measurable; but we do think over time here we'll start to see some more revenue as some of the first trials and things start happening here over the next year. We do think that the larger LTE builds will probably be--yes, at best late 2010 and 2011, but you will start seeing some revenues occurring in 2010.

 Steven O'Brien - JPMorgan Chase & Co. - Analyst

 Great. If I could ask a different one on the balance sheet. I noticed that both the accounts receivable and payable balances declined pretty dramatic $20 million quarter-over-quarter on flat revenue. So are these balances sort of running where you see them at this level of demand? DSOs sort of approaching that 90 day target. In other words, are there any additional working capital efficiencies to be had or should we start to think about maybe working capital expense from--if there is a turnaround in demand?

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. I think these are kind of--you're right in the current demand pattern that they're close to where they'll probably be running at. We do think that--two things in play. We don't think this demand pattern will stay at this level forever. We do think eventually you will see increases in demand coming through.

That will change some of that as well as there are some further working capital things that we are working on to improve that, particularly in terms of inventory turns and such. We do over time expect to see further improvements there. Historically we've turned at better turns. So there is some additional movement there, but I think generally your first comment at the current levels, they are kind of in this area. We're not going to see significant near term improvements in those.

 Steven O'Brien - JPMorgan Chase & Co. - Analyst

 And then maybe one last one, if I could.

Looking at the Asia revenue results, it was very solid this quarter. Maybe I'm being presumptuous, but it seems like Powerwave maybe didn't see project slowdown or shutoff in China and Asia like many--maybe some of your competitors or some of the other suppliers in the wireless infrastructure industry saw. I was wondering if you could comment about Q3 demand and how we should be thinking about Q4 out of Asia?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, Steve, this is Ron.

We certainly did see some strength in Q3 out of the Asian marketplace, but I think a lot of that has to do with the timing of some of the larger projects and some of the different stages that we were at as far as completion of those projects. As well as some of our customers, primarily OEM, do have products that do sell into that marketplace. So, I would say that if I look at it as a whole, I would certainly say that it isn't necessarily a robust market there in the APAC region.

 Kevin Michaels - Powerwave Technologies - CFO

 Additionally I'd say that--point out last quarter, in the second quarter we saw some slowdown there, maybe ahead of some other people. So I think we'd already seen some slowdown particularly in China in the second quarter; and so that may be skewing your comparison a little bit right now.

 Steven O'Brien - JPMorgan Chase & Co. - Analyst

 Got you. Thanks, Ron. Thanks, Kevin.

 Ron Buschur - Powerwave Technologies - President & CEO

 Thank you.

Operator

 Your next question comes from the line of Amir Rozwadowski of Barclays Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much and good afternoon, Ron and Kevin.

 Kevin Michaels - Powerwave Technologies - CFO

 Hi, Amir. How are you?

 Amir Rozwadowski - Barclays Capital - Analyst

 Doing well.

I was wondering if we could talk a bit more about some of the other geographies and certainly it seems as though progress in the Americas continues with further sequential growth there. I was wondering if you could give us some color on sort of what you're seeing in terms of the specific environment there and should we attribute part of that strength due to some of the business that you're seeing in your Coverage Solutions or is that relatively more stabilization in terms of spending from the community there?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, Amir, I think it's a combination of both.

Obviously the large coverage product is in North America, so that has given us some benefit there; but we have been successful and we see some stability within the network operator business in North America. The APAC region, we have seen a slight increase and it's been healthy, and we're pleased with that progress. But then when you look at the European market, it continues to be a trying market and a little bit slow from a revenue perspective.

So we see some opportunities, maybe the first half of the year in the European market and the Middle East has been fairly stable. So as a whole, there's some bright spots and we do see some indications of positive trends, but it's still--when I'm looking at the European market, it's still a little slow.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay, okay.

So--but from the standpoint of sort of ongoing progress in the Americas, do you think that or at least the discussions that you're having with both your OEMs and carrier partners that we should continue to see improvement?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, we certainly hope as the operators here in North America continue to do some of the buildouts that they have shared with you and shared with us, we hope to continue to see that type of success, yes.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great, Ron. That's helpful.

And then in talking about sort of your balance sheet and thinking about some of the cash generation that occurred this quarter, how do you feel about--obviously, you've got gross margins moving in the right direction and you're able to hit your targets in terms of reducing OpEx. How do you feel about your progress for cash generation going forward and ability to meet any of the debt requirements that may be coming up?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, Amir, I'll take that one.

I think we're happy with our cash flow generation. I mean clearly, we expect over a longer term here that the businesses will improve and clearly we think we have the business very well leveraged to generate profits as well as cash flow. So within hopefully, over the next year improving business climate will drive significantly higher cash flows. Clearly our only--the first tranche that comes due is still two years away.

So we think that there's quite a long time there and clearly we'll continue to look at other options out there in the financing markets and refinancing or doing things like that. And we expect over that same period to continue to be--continue to retire some of that debt as we have previously. So, we think, we certainly continue to look at it. We think that we've got a good business model in place and that we'll be able to deal with those things as time goes on.

 Ron Buschur - Powerwave Technologies - President & CEO

 So, Amir, if you look at the operating expenses and you look at the model today, what we've been able to report on $139 million of revenue and you take that business model and you put that forth on revenues that we had seen in early 2008, clearly it shows that there's a tremendous upside potential in this model; and we do believe that we'll be able to generate a significant amount of cash off the business end out of the operation.

 Amir Rozwadowski - Barclays Capital - Analyst

 That's very helpful.

And then, Ron, lastly, if I may, if we then think about that operating model going forward, do you see--as we see some recovery in terms of the cyclical recovery, do you see needs to invest or increase your investment in the business or are you comfortable with sort of operating expenses at current levels?

 Ron Buschur - Powerwave Technologies - President & CEO

 No. We believe that we're sized appropriately for the business, and we can actually grow the business back to the levels that we had in 2008. If you recall, we had always targeted, Amir, to have our operating expenses when the sales were still at $220 million, $230 million a quarter to the $35 million run rate, and we thought that was effective and appropriate for us to run this operation efficiently and we still believe that. We continue to invest in the research and development and we believe that the benefits of that are very apparent in some of the acceptance of our products and some of the awards that we've been receiving on our products in technology that we've been investing in.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you very much for the incremental color, gentlemen.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of Larry Harris of C.L. King. Please proceed.

 Larry Harris - CL King & Associates - Analyst

 Yes. Thank you.

Perhaps I missed it, but did you indicate your 10% customers for the quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 Our 10% customers, they're probably in the press release. It's Nokia and Samsung.

 Larry Harris - CL King & Associates - Analyst

 I see, okay. Very good.

And with respect to the multi-year project, the subway project, do you think that will continue say through to 2012; or your portion of the job might be completed a year or two earlier?

 Kevin Michaels - Powerwave Technologies - CFO

 No. It goes through to 2012. It's spread over three years.

 Larry Harris - CL King & Associates - Analyst

 Okay. And what are your thoughts right now? I know we've spoken about China in terms of the India market. Do you see that as they go to 3G as creating some opportunities?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, we certainly, Larry, believe that there's some opportunities in the Indian and China market. It's a very aggressive market and it's a trying market when you're looking at it from a payment perspective as well as price points; but as you know, we've been very successful in that market and we're going to continue to be selective in the opportunities that we pursue. But I do see that as a potential growth area as well. But with China I'm a little bit more cautious about the amount of spend that's going to take place, and the timing and we've indicated that I think in the previous calls as well.

 Larry Harris - CL King & Associates - Analyst

 You've been quite specific on that. Okay. Thank you very much.

 Ron Buschur - Powerwave Technologies - President & CEO

 Thank you.

Operator

 (Operator Instructions)

Your next question comes from the line of James Faucette of Pacific Crest. Please proceed.

 Nathan Johnson - Pacific Crest - Analyst

 Hi. This is Nathan Johnson calling in for James.

Just want to see if you could elaborate. I mean you talked about signs for encouraging growth in some areas for Q4 and then some of the geographies that you highlighted. Can you talk a little bit about what you mean by encouraging signs? Are you seeing increasing fee activity? Are you seeing loosening of credit markets for some of the emerging market customers or what you mean by that? And then secondly, just if you could provide an outlook on what you think the mix of OEM versus non-OEM will be as we head into 2010.

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, first of all, when I talk a little bit about the mix and the opportunities here in North America and some of the other geographic locations and regions, what I was really referring to is one, the number of RFPs that we are seeing, new opportunities, as well as the planned buildouts that many of the network operators have already highlighted to the analyst community and to their customers and the service plans that they indicate they'll provide the remainder of this year and next.

And then when I'm looking at some of the more mature markets such as Europe and others, I mean there certainly is a need as data keeps increasing in these regions to upgrade and enhance that network. And as we see more and more data, I do believe that those operators are going to be compelled to spend money on capital equipment to be able to maintain the quality of service that their customers are expecting.

And then when we look at the product mix, we have emphasis on both aspects of our customer base from the OEM customers who are very important to us, to the network operators; and we always said we thought it was best that we have an even split between both the network operators and the OEMs and we'd like to target about a 50/50 split, if possible, or slightly higher maybe directly with some of the operators just from the standpoint with our coverage business. That really lends itself to more direct sales.

 Nathan Johnson - Pacific Crest - Analyst

 That's very helpful. Thank you.

Operator

 Your next question comes from the line of Bill Choi of Jeffries. Please proceed.

 Raoul Calmuecker - Jefferies & Company - Analyst

 Thank you. This is Raoul Calmuecker calling in for Bill Choi.

My first question is on your Coverage Solutions. This quarter you showed a nice growth sequentially and now the solutions business is in low 20s which has been--hasn't been this high for a few quarters, four or five quarters. So this was I understand a lot of it is because of that huge $60 million order, but over the long term or over the medium term do you think this business will be lumpy based on one or two big orders; or is it helpful to think in terms of a steady revenue run rate for a quarter, say $15 million to $20 million range?

 Ron Buschur - Powerwave Technologies - President & CEO

 No. I think it is going to be a more lumpy, as you had called it, type of business and that's really due to the long sales cycles associated with these large coverage products as well as how revenue is recognized based on completion of the project and the programs.

So you're not going to see a linear type of revenue stream, but what we do hope, and we are certainly focused on, is continuing to put more projects similar to this large underground subway project in our pipeline. So we do have an increased revenue stream that is a little more consistent going forward in the Coverage Solution part of the business.

 Raoul Calmuecker - Jefferies & Company - Analyst

 And what is the role of US stimulus plan and all the projects related to your--the municipal suppliers, for example, in this Coverage Solution segment?

 Ron Buschur - Powerwave Technologies - President & CEO

 Could you repeat that question? I'm sorry.

 Raoul Calmuecker - Jefferies & Company - Analyst

 The role of the US stimulus package and all the municipal projects that you were, I suppose, bidding for the Coverage Solution business, how much are you expecting that in 2010?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, there's certainly a lot of stimulus money assigned to some of these buildouts from a public safety perspective as well as some of the stimulus programs are around broadband capability, and providing broadband coverage within networks or in regions or locations. So when we look at the pipeline, there is certainly a percentage that's focused around stimulus type of activities and money, but the bulk of what we're really trying to focus on is more long term business that's not dependent necessarily on stimulus money or government funding to be able to complete these venues. So we see the bulk of what we're working on as currently things that are either approved or that are at different stages of construction at this point.

 Raoul Calmuecker - Jefferies & Company - Analyst

 Okay. And lastly, I noticed that your (inaudible) business and base station subsystems, they had a different dynamic this quarter and (inaudible) systems went 18% Q-o-Q, whereas base station was down. I would imagine you must be selling that to a same set of customers. So why is this divergence we are noticing?

 Ron Buschur - Powerwave Technologies - President & CEO

 Well, and that's a great observation. There was a divergence between the two and part of the reason that you're seeing that is because the network operators today are really just trying to improve the existing capital equipment that they have in place and many of them are changing out some of their antenna products for our more advanced solutions that are capable of being upgraded to LTE or the fourth generation of technology. And with that it allows them to improve some of their coverage within the existing network with the hardware that they have.

And part of it is many of the carriers, certainly here in North America it's the case, we're seeing a lot of the different phases of construction and buildout that is really focused on right now the backhaul capability associated with that buildout. So it may be somewhat of a timing issue as well and we do think that there will come a point to where they start looking at multi-carrier amplifiers and some of the other types of products that fall under that category as well.

 Raoul Calmuecker - Jefferies & Company - Analyst

 Okay. Thanks a lot. That's it for me.

Operator

 Your next question comes from the line of Blaine Carroll of FTN Equity Capital Markets. Please proceed.

 Blaine Carroll - FTN Midwest Securities Corp. - Analyst

 Thank you. Kevin, traditionally the fourth quarter has been one of your stronger quarters whether it's due a budget flush or what have you. I'm wondering how much visibility you have into the fourth quarter and you think that we'll return to those normal type of trends; and then secondly, on your cost of goods sold, how much of that would you classify as fixed cost versus a variable cost? And I guess what I'm trying to get at is how much leverage do you get out of your gross margin as revenue starts to increase?

 Ron Buschur - Powerwave Technologies - President & CEO

 All right, Blaine. Well, this is Ron.

I'll take the first part as far as the fourth quarter and what we believe is going to take place there. I mean we do think there's a moderate to slight improvement that we'll see in the fourth quarter, but I would not believe that you're going to see this large budget flush that we typically see in Q4. At least that's not the indications that we're hearing and seeing from the customers today. And looking at their plans, they're very precise and pretty consistent in their spending patterns for the remainder of this quarter.

 Blaine Carroll - FTN Midwest Securities Corp. - Analyst

 The world has really changed, hasn't it, Ron?

 Ron Buschur - Powerwave Technologies - President & CEO

 Yes, it certainly has.

 Kevin Michaels - Powerwave Technologies - CFO

 Yes.

And then in terms of your question on fixed versus variable, that's one that is difficult to give you a straight answer on it because we--a lot of our costs depending on the timeframe become variable after a point in time, but roughly I'd probably say about 60% of it's fixed, and the rest is variable on a very rough gauge. But I think the point you're asking is really is with increased revenue, do you see some leverage in the model so you can see some improvement in margins and our answer is yes.

Now, we still think our margin range is the mid to high 20s. So with a significant improvement in revenue, do you think you can get up in 27%, 28% ranges or maybe a little higher? And our answer is yes, on a significant improvement in revenue. On kind of flat revenue as we just demonstrate, we're in that 26% range; but we think there is some movement there longer term for us, especially as Ron mentioned, our new facility in Thailand. That will start having impact on us next year in 2010 and we think that will give us some additional savings in COGS that will help us as well. We think the model is--clearly we need to see improvement back in the demand side, and with that we think we can show some good performance.

 Blaine Carroll - FTN Midwest Securities Corp. - Analyst

 Kevin, you've done a good job of bringing that operating expense down to that sub-$35 million level. I guess at what rate of revenue or operating profit do you start accruing for bonuses once again and is that--could that move over time the operating expenses up over--?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, I think we kind of targeted that $35 million operating expense level. That's what we're kind of driving at. In the third quarter, we get a little bit of benefit there from some vacations in Europe and stuff, but we still think we'll be operating at that level, a little bit below.

I think going forward you're right, that if revenues grow back up, once we get up in the--get closer to the $200 million rate, maybe a little bit below that, but as we get closer to those kinds of rates, a little bit higher, we will have some additional expenses. One will be driven from commissions.

Certainly, commissions is a variable expense and we'd love to be paying out a lot more, so that's going to come with revenue and obviously with some higher revenues more profitability we'll have some bonus accruals, too. But I think you're talking a few million dollars at most. You're not talking huge numbers. So we think clearly if we're at higher revenues there, the profitability will certainly, a few extra million in OpEx won't have much impact.

 Blaine Carroll - FTN Midwest Securities Corp. - Analyst

 Okay. Thanks. Good luck, guys.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 There are no further questions at this time.

I would now like to turn the call over to Mr. Ron Buschur. Please proceed.

 Ron Buschur - Powerwave Technologies - President & CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We certainly look forward to sharing with you our results in the fourth quarter of 2009.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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